UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 31, 2020

Hilton Grand Vacations Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37794	81-2545345
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6355 MetroWest Boulevard, Suite 180 Orlando, Florida	32835
(Address of principal executive offices)	(Zip Code)

(407) 613-3100

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	HGV	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

During the course of March 2020, Hilton Grand Vacations Borrower LLC (“Borrower LLC”) and Hilton Grand Vacations Parent LLC (“Parent LLC”), both wholly owned subsidiaries of Hilton Grand Vacations Inc. (the “Company”), drew down the substantial remainder of its credit facility through net borrowings of an additional $445 million that was available under its Credit Agreement, as amended and dated as of November 28, 2018 (as amended, the “Credit Agreement”), by and among Borrower LLC, Parent LLC, certain guarantor parties thereto, Bank of American N.A., as administrative agent, collateral agent, L/C issuer and swing line lender, and other lender parties thereto (the “Credit Facility”). After taking into account the other borrowings and repayments over the course of March 2020 as noted in the press release issued on March 31, 2020, which press release was furnished pursuant to the Company’s Current Report on Form 8-K dated and filed on March 31, 2020 with the Securities and Exchange Commission (the “SEC”), and this borrowing, the total amount outstanding under the Credit Facility is $761 million at an average interest rate of 2.60%.

The Company substantially drew down remaining availability under the Credit Agreement as a precautionary measure to ensure liquidity for a sustained period and does not have a plan for the use of the proceeds other than for general corporate and working capital purposes in the ordinary course of business. The borrowed amount under the Credit Facility is repayable in accordance with its terms, as previously disclosed in the Company’s filings with the SEC. The Credit Facility matures in November 2023. Please refer to the Credit Agreement that the Company has filed as Exhibit 10.12(b) to its Annual Report on Form 10-K for the year ended December 31, 2019. The description of the other material terms and conditions of the Credit Facility, including the material terms under which it may be accelerated or increased, discussed in the Company’s Current Report on Form 8-K filed with the SEC on November 29, 2018, is incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

Reduction In Executive Compensation

On April 1, 2020, the Compensation Committee of the Board of Directors (the “Committee”) of the Company agreed to reduce the base salaries of the Company’s executive officers in light of the impact of the Covid-19 coronavirus. This reduction is anticipated to be in place through the second quarter ending June 30, 2020, subject to further review by the Committee at such time. During this period, Mr. Mark D. Wang, the Company’s Chief Executive Officer and President, will forego his entire base salary and the Executive Vice Presidents of the Company will be subject to a 25% reduction in their base salaries.

Reduction in Director Compensation

On April 2, 2020, in light of the same reason for the temporary reduction in the base salaries of the executive officers discussed above, each non-employee director of the Company agreed to forgo receiving his or her annual cash retainer and fees for serving on the board of directors of the Company (the “Board”) and each of the three standing committees of the Board (including fees for serving as the chair of the Board and each of such committees) until such time as the Board may determine in its discretion that such action is not necessary.

Resort Closures

The Company had 55 resorts open and operating as of December 31, 2019. As of March 31, 2020 the Company had temporarily paused operations at 43 of its resorts and was in the process of winding down operations at five of its resorts and finalizing modified operating plans for six of its resorts, all due to the impact of the Covid-19 coronavirus, including as a result of various “stay-at-home” and similar mandates issued by various local and state government officials. As of March 31, 2020, the Bay Forest Odawara resort in Kanagawa, Japan was the only resort of the Company that was open for normal operations. The Company currently anticipates that these temporary closures will be in place through the end of April 2020, after which the Company will re-evaluate its decision on a property-by-property basis after taking into account various government orders and mandates at such time, as well as the safety of the owners, guests and employees of the Company.

Employee Furloughs

On April 2, 2020, in consideration of the adverse impact on the Company’s operations due to the Covid-19 coronavirus pandemic, the Company announced that it would place over 3,000 of its approximately 9,200 employees on furlough for a period of 90 days through the second quarter ending June 30, 2020, subject to re-evaluation by the Company’s executive management.

The information in Item 7.01 of this Current Report, is being furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing made by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HILTON GRAND VACATIONS INC.

By:	/s/ Charles R. Corbin
Charles R. Corbin
Executive Vice President, General Counsel and Secretary

Date: April 3, 2020